Exhibit 99.2
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Capitalized terms not otherwise defined in this exhibit have the same meaning as terms defined and included elsewhere in the Current Report on Form 8-K (the “Report”) to which this exhibit is attached and, if not defined therein, have the meaning given to such terms in the Proxy Statement/Prospectus.
Introduction
The unaudited pro forma condensed combined financial information is prepared in accordance with Article 11 of Regulation S‑X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses” to give effect to, among other transactions, the accounting of the acquisition of Better by Aurora (the “Business Combination”) consummated on August 22, 2023, the funding under the Pre-Closing Bridge Note Purchase Agreement (the “Bridge Note Financing”), the funding under the amended SoftBank Subscription Agreement (the “Convertible Note Financing”), no funding under the amended Sponsor Subscription Agreement, the Sponsor Purchase (as defined below) and the repayment of Better’s corporate line of credit, which was voluntarily prepaid in connection with the sale of certain loans collateralizing the debt prior to the consummation of the Business Combination.
The following unaudited pro forma condensed combined financial information is based on the historical financial statements of Aurora and the historical financial statements of Better. The unaudited pro forma condensed combined balance sheet depicts the adjustments reflecting the accounting for, among other transactions, the Business Combination, the Bridge Note Financing, the Convertible Note Financing, the Sponsor Purchase and the repayment of Better’s corporate line of credit (“pro forma balance sheet transaction accounting adjustments”). The unaudited pro forma condensed combined statement of operations depicts the effect of the pro forma balance sheet transaction accounting adjustments assuming those adjustments were made as of January 1, 2022 (“pro forma statement of operations transaction accounting adjustments”). Collectively, pro forma balance sheet transaction accounting adjustments and pro forma statement of operations transaction accounting adjustments are “transaction accounting adjustments.”
The transaction accounting adjustments reflecting accounting of the Business Combination, among other transactions, the Bridge Note Financing, the Convertible Note Financing, the Sponsor Purchase and the repayment of Better’s corporate line of credit are based on certain currently available information and certain assumptions and estimates that management believes are reasonable under the circumstances. The transaction accounting adjustments, which are described in the accompanying notes, may be revised as additional information becomes available. Therefore, it is likely that the actual adjustments will differ from the transaction accounting adjustments, and it is possible that the difference may be material.
The assumptions and estimates underlying the transaction accounting adjustments are described in the accompanying notes, which should be read in conjunction with the following:
•Aurora’s unaudited financial statements and related notes as of and for the six months ended June 30, 2023, as included with Aurora’s Quarterly Report on Form on 10-Q filed with the SEC on August 4, 2023 and incorporated by reference into the Report.
•Aurora’s audited financial statements and related notes as of and for the year ended December 31, 2022, as included with Aurora’s Annual Report on Form 10-K filed with the SEC on April 17, 2023 and incorporated by reference into the Report.
•Better’s unaudited condensed consolidated financial statements and related notes as of and for the six months ended June 30, 2023, included elsewhere in the Report.
•Better’s audited consolidated financial statements and related notes as of and for the year ended December 31, 2022, incorporated by reference into the Report.

•Aurora’s Management’s Discussion and Analysis of Financial Condition and Results of Operations, as included with Aurora’s Quarterly Report on Form on 10-Q filed with the SEC on August 4, 2023 and incorporated by reference into the Report.
•Better’s Management’s Discussion and Analysis of Financial Condition and Results of Operations included as an exhibit to the Report.
•Risk Factors incorporated by reference to the Report.
The unaudited pro forma condensed combined financial information is not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the Business Combination, among other transactions, the Bridge Note Financing, the Convertible Note Financing, the Sponsor Purchase and the repayment of Better’s corporate line of credit been completed as of the dates indicated, nor do they purport to project the future financial position or results of operations of the combined company. The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not reflect the costs of any integration activities or cost savings or synergies that may be achieved as a result of the Business Combination and, among other transactions, the Bridge Note Financing, the Convertible Note Financing, the Sponsor Purchase and the repayment of Better’s corporate line of credit.
Description of the Business Combination and Related Financing and Other Transactions
Financing Transactions
In order to provide Better with immediate liquidity, on November 30, 2021, the structure of the Business Combination was amended to replace both (A) the $1.5 billion PIPE Investment (including use of such proceeds for a $950.0 million secondary purchase of shares of existing Better Stockholders), and (B) the backstop provided by the Sponsor under the Redemption Subscription Agreement, with:
(i)subordinated 0% Pre-Closing Bridge Notes, in an amount equal to $750.0 million (the “Pre-Closing Bridge Notes”), funded as of December 2, 2021, with such Pre-Closing Bridge Notes convertible into Better Home & Finance Class A common stock and Better Home & Finance Class C common stock, as applicable; and
(ii)a commitment from SoftBank, for up to $650.0 million (“Total Note Commitment”), and the Sponsor, for up to $100.0 million (“Total Sponsor Note Commitment”), to fund, pursuant to the amended SoftBank Subscription Agreement and Sponsor Subscription Agreement, respectively, subordinated 1% Convertible Notes in an amount up to $750.0 million (less any amounts released to Better at the Closing from Aurora’s trust account (excluding, for the avoidance of doubt, amounts released to Better under the Subscription Agreements)) during the first 45 days after the Closing Date.
Under the First Novator Letter Agreement, the Sponsor and Aurora agreed to amend the Sponsor Subscription Agreement to provide the Sponsor with the option, but not the obligation, to fund the Total Sponsor Note Commitment in respect of the Convertible Notes on the Closing Date (the “Additional Commitment Option”). In connection with the amendment effectuating the Additional Commitment Option, the parties agreed that if the Sponsor does not fund all or a portion of the Total Sponsor Note Commitment pursuant to the Additional Commitment Option, SoftBank’s Total Note Commitment in respect of the Convertible Notes, (i) shall be reduced on a dollar-for-dollar basis by the amount of the Total Sponsor Note Commitment that is not funded by the Sponsor and (ii) SoftBank shall be under no obligation to fund any shortfall in the Sponsor Note Purchase Amount (as defined in the SoftBank Subscription Agreement), such that if the Sponsor elects not to fund any of the Total Sponsor Note Commitment, then SoftBank’s Total Note Commitment amount shall be reduced to $550.0 million. The Sponsor elected not to fund any of the Total Sponsor Note Commitment in respect of the Convertible Notes, and as a result, SoftBank’s Total Note Commitment was reduced to $550.0 million ($650.0 million commitment less $100.0 million not funded by the Sponsor) of their Total Note Commitment amount upon the consummation of the Business Combination. The total of the Convertible Notes funded on the Closing Date was $528.6 million ($550.0 million less $21.4 million released to Better at the Closing from Aurora’s trust account).

As consideration for the Limited Waiver, the Sponsor has subscribed for and purchased 1.7 million shares of Class A common stock of Better Home & Finance Holding Company (“Better Home & Finance”) for aggregate cash proceeds to Better equal to $17.0 million at a purchase price of $10.00 per share on the Closing Date of the Business Combination. This is referred to as the “Sponsor Purchase.”
Prior to closing of the Business Combination (the “Closing”), Aurora migrated from the Cayman Islands and domesticated as a Delaware corporation (the “Domestication”). Following completion of the Domestication, there are three classes of common stock outstanding: Better Home & Finance Class A common stock, Better Home & Finance Class B common stock, and Better Home & Finance Class C common stock.
Following the Domestication, Aurora, Aurora Merger Sub I, Inc., a Delaware corporation and a direct wholly owned subsidiary of Aurora (“Merger Sub”), and Better effected Merger Sub to be merged with and into Better, with Better being the surviving corporation (“First Merger”). Following consummation of the First Merger, Better merged with and into Aurora, with Aurora changing its name to Better Home & Finance Holding Company and continuing as the surviving corporation.
Pursuant to the Merger Agreement, Aurora acquired all the outstanding equity interests from the Better Stockholders for approximately $6.9 billion, for equity consideration in the form of (i) issuance of shares of Better Home & Finance common stock (“Stock Consideration”) at $10.00 per share, subject to certain adjustments, and (ii) rollover of vested and unvested Better Options, Better RSUs, and Better Restricted Stock. Upon Closing, all outstanding shares of common stock (inclusive of shares of converted preferred stock) of Better were cancelled in exchange for the right to receive shares of Better Home & Finance common stock, the Pre-Closing Bridge Notes held by Sponsor were exchanged for shares of Better Home & Finance Class A common stock pursuant to the Novator Exchange Election Agreement and the Pre-Closing Bridge Notes held by SoftBank converted to shares of Better Home & Finance Class A common stock and Better Home & Finance Class C common stock pursuant to the Bridge Note Purchase Agreement. See “BCA Proposal—The Merger Agreement” and “BCA Proposal—Amendments to the Merger Agreement” for more information.
On the Closing Date, Better Home & Finance issued the Convertible Notes, which are subordinated unsecured 1% Convertible Notes with a five-year maturity, to SoftBank in the amount of $528.6 million ($550.0 million less $21.4 million released to Better at the Closing from Aurora’s trust account). The holder of Convertible Notes may convert, in full or in part, at any time from, and including, one year after issuance until the close of business on the second (2nd) scheduled trading day immediately before the maturity date, into Better Home & Finance Class A common stock. The Convertible Notes convert at a conversion price, calculated as an amount equal to $1,000 divided by the conversion rate. The conversion rate is equal to a number of shares of Better Home & Finance Class A common stock per $1,000 principal amount of Convertible Notes equal to (a) $1,000 divided by (b) a dollar amount equal to 115% of the first anniversary volume weighted average price (“VWAP”), provided that the first anniversary VWAP be no less than $8.00 and no more than $12.00, and adjusted for stock splits, dividends, and combinations. The dilutive effect of the Convertible Notes is included in Note 4 – Earnings (Loss) per Share Information. See “BCA Proposal—Amendments to the Merger Agreement—Amendment No. 3,” “BCA Proposal—Related Agreements—Amendment to the SoftBank Subscription Agreement” and “BCA Proposal—Related Agreements—Amendment to the Sponsor Subscription Agreement” for more information.
Other Transactions
Upon consummation of the Business Combination, this unaudited pro forma condensed combined financial information depicts the accounting of: (a) repayment of the Promissory Note to the Sponsor, (b) a one-time payment of transaction-related bonuses to Better employees, (c) the repayment of Better’s corporate line of credit which was accelerated by the sale of certain loans collateralizing the debt (d) loan forgiveness by Better for a one-time retention bonus given to an executive of Better in the form of a forgivable loan, which is forgivable upon the Closing and results in accelerated recognition of compensation expense, and (e) settlement of outstanding notes payable to Better due from certain executive officers, which were used to fund the early exercise of options, as a result of the repurchase of the shares, including shares collateralizing the notes payable to satisfy the principal.

Also, Better Warrant holders elected to exercise their warrants on a net share or cash basis upon the Closing. Additionally, certain Better Warrant holders elected to forfeit their unvested warrants at the Closing, and as such these forfeited warrants are not included in the rollover of Better Warrants or total Better Home & Finance shares issued at the Closing. The remaining Better Warrant holders exercised their warrants on a net basis at the Closing. The exercise of these warrants resulted in an additional 5.6 million and 9.0 million shares of Better Home & Finance Class A common stock and Class B common stock, respectively, and is reflected within the total shares issued at the Closing.
Aurora and the Sponsor also entered into the Sponsor Agreement, as amended, pursuant to which the Sponsor forfeited upon Closing 50% of the Aurora private warrants and 20% of the Sponsor’s shares of Better Home & Finance Class A common stock as of the Closing became subject to transfer restrictions, contingent upon the price of Better Home & Finance Class A common stock exceeding certain thresholds (“Sponsor Locked-Up Shares”). The Sponsor Locked-Up Shares will be released in three tranches if the VWAP of Better Home & Finance Class A common stock exceeds certain price thresholds: (i) one-third of such shares will be released if VWAP for any 20 trading days during any consecutive 30-trading day period exceeds $12.50 per share, (ii) one-third of such shares will be released if the VWAP for any 20 trading days during any consecutive 30-trading day period exceeds $15.00 per share, and (iii) one-third of such shares will be released if the VWAP for any 20 trading days during any consecutive 30-trading day period exceeds $17.50 per share. In addition to the transfer restriction, upon certain change in control events included in the Sponsor Agreement, if there is a change in control event within five years following the Closing, the shares which have not reached the thresholds stated above will be forfeited. If after five years there is no such change in control event, the lock-up period will go on in perpetuity until the price thresholds are met. Refer to the Sponsor Agreement, a copy of which is attached to the Proxy Statement/Prospectus as Annex K, for additional details. The Sponsor Locked-up Shares are treated as an equity contract that is not considered indexed to Better Home & Finance’s own Class A common stock, because the occurrence or non-occurrence of a change in control event may impact the ultimate number of shares that remain outstanding, which is not a fair value input of a forward or option pricing model on equity shares. The Sponsor Locked-Up Shares were recorded as a liability at fair value at the Closing and will be remeasured in each reporting period with the change in market value recorded in earnings.
There is no specified maximum redemptions threshold stipulated under the Merger Agreement. However, the consummation of the Business Combination was conditioned upon, among other things, the Minimum Cash Condition. The Minimum Cash Condition was deemed to be satisfied since Better has received (i) the $750.0 million of funding pursuant to the Pre-Closing Bridge Note Purchase Agreement, which was received on December 2, 2021, and (ii) funding from SoftBank in the amount of $528.6 million in connection with the issuance of Convertible Notes at the Closing as provided for in the SoftBank Subscription Agreement and the Sponsor Subscription Agreement, each as amended. See “BCA Proposal—The Merger Agreement” and “BCA Proposal—Amendments to the Merger Agreement” for more information.
The following represents the aggregate consideration, exclusive of Sponsor Locked-Up Shares ($ in thousands):

Pro Forma Combined
Rollover of Better Options, Better RSUs and Better Restricted Stock(1)(2)	681,115
Shares issued to Better Stockholders(1)	6,218,885
Total Consideration	$6,900,000
__________________
(1)Rollover of Better Options, Better Restricted Stock and Better RSUs, together with shares issued to Better Stockholders, after the exercise of Better Warrants, is calculated using Better Options, Better Restricted Stock and Better RSUs outstanding prior to the Merger on a net exercise basis and Better common stock outstanding prior to the Merger multiplied by the Share Conversion Ratio. The “Share Conversion Ratio” is the quotient obtained by dividing the Aggregate Merger Consideration (as defined in the Merger Agreement) by the fully diluted number of shares of Better common stock and common stock equivalents outstanding prior to the effective time of the Merger (collectively referred as “Stock Consideration”). The Share Conversion Ratio is approximately 3.0566.
(2)The rollover of Better Options, Better Restricted Stock and Better RSUs were not included in the “Total shares at Closing” below, however, they were considered as part of the diluted EPS calculation. The dilutive impact of the Better Options, Better Restricted Stock, and Better RSUs was calculated using the historical treasury stock method adjusted for the market price and then giving effect to the Share Conversion Ratio.

The following table summarizes the pro forma Better Home & Finance common stock outstanding as of the Closing:

	Pro Forma Combined
	Shares	Ownership %
	(in thousands)
Aurora public shareholders – Class A common stock	210	0.1%
Sponsor (including Major Aurora Shareholders) – Class A common stock(1)(2)	9,081	1.2%
Pre-Closing Bridge Investors – Pre-Closing Bridge Financing – As-Converted or As-Exchanged – Class A common stock(3)	40,000	5.4%
Better Stockholders – Class A common stock	40,602	5.5%
Better Stockholders – Class B common stock(4)	574,407	78.1%
Better Stockholders – Class C common stock(5)	6,877	0.9%
Pre-Closing Bridge Investors – Pre-Closing Bridge Financing – As-Converted – Class C common stock(3)(5)	65,000	8.8%
Total shares at Closing(6)	736,177	100.0%
__________________

(1)Includes Better Home & Finance Class A common stock held by the Major Aurora Shareholders, including the Sponsor, and certain former Aurora directors and officers. In particular, the Sponsor owns 6.5 million shares of Better Home & Finance Class A common stock in the aggregate, comprised of (i) 0.6 million shares of Better Home & Finance Class A common stock converted from Aurora Class A ordinary shares held prior to the Business Combination (ii) 4.2 million shares of Better Home & Finance Class A common stock issued in connection with conversion of the founder shares and (iii) 1.7 million shares of Better Home & Finance Class A common stock purchased as consideration for the Limited Waiver, which is referred to as the Sponsor Purchase. Shravin Mittal, who owns his shares through Unbound HoldCo Ltd., owns 2.2 million shares of Better Home & Finance Class A common stock in the aggregate, comprised of (i) 1.0 million shares of Better Home & Finance Class A common stock converted from Aurora Class A ordinary shares held prior to the Business Combination and (ii) 1.2 million shares of Better Home & Finance Class A common stock issued in connection with conversion of the founder shares. Certain other former Aurora directors and officers (excluding Shravin Mittal) own 0.4 million shares of Better Home & Finance Class A common stock in the aggregate, comprised of (i) 0.2 million shares of Better Home & Finance Class A common stock converted from Aurora Class A ordinary shares held prior to the Business Combination and (ii) 0.2 million shares of Better Home & Finance Class A common stock issued in connection with conversion of the founder shares.
(2)Excludes 1.4 million of Sponsor Locked-Up Shares which were excluded due to the fact that they are contingently issuable shares upon Closing, as they are subject to potential forfeiture in a change of control event.
(3)The exchange of the Pre-Closing Bridge Notes held by the Sponsor at Closing results in the issuance of 40.0 million shares of Better Home & Finance Class A common stock to the Sponsor. The mandatory conversion of the Pre-Closing Bridge Notes held by SoftBank at Closing results in the issuance of 65.0 million shares of Better Home & Finance Class C common stock to SoftBank.
(4)Better was party to a side letter agreement with each of Pine Brook and another Better Stockholder where Better had the right to repurchase for de minimis consideration an aggregate amount of 1,898,734 shares of Better Capital Stock prior to the Closing (1,875,000 from Pine Brook). Pine Brook contested the enforceability of its side letter agreement and Better and Pine Brook settled such litigation on the basis that, among other things, Better is entitled to repurchase, for $1, an amount of Aggregate Merger Consideration (as defined in the Merger Agreement) that Pine Brook receives in exchange for the common stock of Better into which 937,500 of Pine Brook’s shares of Better’s Series A Preferred Stock convert prior to the Mergers. The purchase of these 937,500 shares reduced the number of fully diluted shares of Better Capital Stock outstanding prior to the Mergers and has an effect on the Better Home & Finance Class A and Better Home & Finance Class B common stock issued to Better Stockholders at the Closing. These shares were repurchased prior to the Closing and are not included in the fully diluted number of shares of Better Capital Stock outstanding prior to the effective time of the Mergers.
(5)In accordance with the SoftBank Subscription Agreement and Bridge Note Purchase Agreement, the maximum voting power of Better Home & Finance common stock owned by SoftBank cannot exceed 9.4% of the outstanding voting power of Better Home & Finance as of the Closing (without giving effect to the Voting Proxy described under “Certain Relationships and Related Party Transactions—Better—Other Stockholder Agreements—SoftBank Agreements”). Therefore, when the 9.4% threshold would have been exceeded, SoftBank received Better Home & Finance Class C common stock instead of Better Home & Finance Class B common stock.
(6)The “Total shares at Closing” does not include the 68,112,000 shares of Better Home & Finance Class A common stock underlying Better Options, Better RSUs and Better Restricted Stock, which upon vesting and exercise give the right to purchase Better Home & Finance Class A common stock following the Closing. Based on outstanding Better Capital Stock and Better Awards prior to the effective time of the Merger:

Pro Forma Combined

Shares (in thousands)
Total shares at Closing	736,177
Better Home & Finance shares of Class A common stock underlying Better Options, Better RSUs and Better Restricted Stock	68,112
Total fully diluted shares	804,289
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The Business Combination is accounted for as a reverse recapitalization and Better has been determined to be the accounting acquirer under Financial Accounting Standards Board’s Accounting Standards Codification Topic 805 Business Combinations (“ASC 805”). The determination of Better as the accounting acquirer is primarily based on the evaluation of the following facts and circumstances:
•Better Stockholders will have the largest voting interest in Better Home & Finance;
•The board of directors of Better Home & Finance will have seven members, and Better will have the ability to nominate the majority of the initial members of the board of directors;
•Better management will hold all executive management roles (including Chief Executive Officer, President, and Chief Financial Officer, among others) in Better Home & Finance and be responsible for the day-to-day operations; and
•The combined company will assume the name Better Home & Finance Holding Company.
Accordingly, the Business Combination will be treated as the equivalent of Better issuing stock for the net assets of Aurora, accompanied by a recapitalization. The net assets of Better and Aurora will be stated at historical cost. No goodwill or intangible assets will be recorded in connection with the Business Combination.

UNAUDITED PRO FORMA CONDENSED
COMBINED BALANCE SHEET AS OF
JUNE 30, 2023
($ in thousands, except share and per share amounts)

	Aurora Historical	Better Historical	Transaction Accounting Adjustments	Note	Pro Forma
Assets
Cash and cash equivalents	$1,229	$109,922	$21,317	2a	$632,435
			17,000	2b
			528,585	2d
			(4,915)	2e
			(8,117)	2f
			(412)	2g
			(24,306)	2h
			(8,990)	2i
			1,460	2j
			(338)	2s
Cash held in trust account	21,317		(21,317)	2a	—
Restricted cash		25,011	(486)	2i	24,525
Short-term investments		32,884			32,884
Mortgage loans held for sale, at fair value		290,580	(124,244)	2i	166,336
Related party receivable	1,250		(1,250)	2g	—
Other receivables, net		15,238			15,238
Property and Equipment, net		18,909			18,909
Right-of-use-asset		24,934			24,934
Internal use software and other intangible assets, net		52,882			52,882
Goodwill		33,300			33,300
Derivative assets, at fair value		2,264			2,264
Prepaid expenses and other assets	76	67,260	(9,383)	2e	45,925
			(5,028)	2h
			(7,000)	2i
Bifurcated derivative		237,667	(237,667)	2c	—
Loan commitment asset		16,119	(16,119)	2d	—
Total Assets	$23,872	$926,970	$98,790		$1,049,632
Liabilities, Temporary Equity, and Stockholders’ Equity
Liabilities
Warehouse lines of credit		146,482			146,482
Pre-Closing Bridge Notes		750,000	(750,000)	2c	—
Corporate line of credit, net		118,584	(118,584)	2i	—
Accounts payable and accrued expenses	3,605	108,175	(4,915)	2e	106,490

			(375)	2i
Customer deposits		11,093			11,093
Escrow payable		5,130	(486)	2i	4,644
Derivative liabilities, at fair value		785			785
Convertible preferred stock warrants		2,830	(2,830)	2j	—
Lease liabilities		35,879			35,879
Other liabilities		43,980			43,980
Related party loans	412		(412)	2g	—
Deferred credit liability	16,250		(16,250)	2e	—
Warrant liability	481		(107)	2k	373
Convertible Notes(1)(2)			512,466	2d	512,466
Sponsor Locked-up Shares liability			1,112	2l	1,112
Total Liabilities	20,748	1,222,938	(380,381)		863,304
Temporary Equity
Class A ordinary shares subject to possible redemption, 212,598 shares	2,202		(2,202)	2m	—
Convertible preferred stock		436,280	(436,280)	2n	—
Stockholders’ Equity
Preference shares, 0.0001 par value, 5,000,000 shares authorized, none issued and outstanding	—				—
Class A common stock				2b	9
			4	2c
				2m
			1	2o	—
			4	2p	—
Class A ordinary shares, $0.0001 par value, 500,000,000 shares authorized, 1,836,240 shares issued and outstanding (excluding 212,598 shares subject to possible redemption)	—				—
Class B common stock			57	2q	57
Class B ordinary shares, 0.0001 par value, 50,000,000 shares authorized, 6,950,072 shares issued and outstanding	1		(1)	2o	—
Class C common stock			7	2c	8
			1	2r
Common Stock		10	(10)	2n	—
Notes receivable from stockholders		(56,254)	47,865	2r	(8,389)
Additional paid-in capital	55	642,551	17,000	2b	1,804,446
			749,989	2c
			6,867	2e
			(8,117)	2f

			(1,250)	2g
			4,290	2j
			107	2k
			(45,231)	2s
			436,290	2n
			(4)	2p
			(57)	2q
			(1)	2r
			867	2t
			(1,112)	2l
			2,202	2m
Accumulated deficit	867	(1,316,823)	(237,667)	2c	(1,608,071)
			(29,334)	2h
			(21,275)	2i
			(2,972)	2s
			(867)	2t
Accumulated other comprehensive loss		(1,732)			(1,732)
Total stockholders’ equity (deficit) (3)	923	(732,248)	917,653		186,328
Total Liabilities, Temporary Equity, and Stockholders’ Equity (3)	$23,872	$926,970	$98,790		$1,049,632
______________
(1)Does not reflect any compensation expense for the 1,407,813 Aurora Class B ordinary shares that were transferred to Aurora’s independent directors prior to the closing of Aurora’s initial public offering. The fair value of these shares on the date that they were transferred to the independent directors was estimated to be approximately $7.0 million. Aurora recognized compensation expense in its historical financial statements subsequent to June 30, 2023 at the time of the consummation of the Business Combination which is when the contingent event for realization of the compensation expense occurred.

UNAUDITED PRO FORMA CONDENSED
COMBINED STATEMENT OF OPERATIONS
FOR THE SIX MONTHS ENDED JUNE 30, 2023
($ in thousands, except share and per share amounts)

	Aurora Historical	Better Historical	Transaction Accounting Adjustments	Note	Pro Forma
Revenues:
Mortgage platform revenue, net	$—	$40,720	$(9,870)	3a	$30,850
Cash offer program revenue	—	304	—		304
Other platform revenue	—	8,022	—		8,022
Net interest income (expense)
Interest income	—	—	—		8,860
Warehouse interest expense	—	—	—		(6,786)
Net interest income	—	2,074	—		2,074
Total net revenues	—	51,120	(9,870)		41,250
Expenses:
Mortgage platform expenses	—	51,643	—		51,643
Cash offer program expenses	—	398	—		398
Other platform expenses	—	8,626	—		8,626
General and administrative expenses	—	54,203	—		54,203
Marketing and advertising expenses	—	11,994	—		11,994
Technology and product development expenses	—	45,907	—		45,907
Restructuring and impairment expenses	—	11,119	—		11,119
Formation and operating costs	3,668	—	—		3,668
Total expenses	3,668	183,890	—		187,558
Loss from operations	(3,668)	(132,770)	(9,870)		(146,308)
Interest and other expenses, net
Other income/expense	—	4,210	—		4,210
Interest and amortization on non-funding debt(1)	—	(6,298)	6,298	3b	(4,255)
			(4,255)	3c
Interest on Pre-Closing Bridge Notes	—	—	—	3d	—
Change in fair value of convertible preferred stock warrants	—	266	(266)	3e	—
Change in fair value of bifurcated derivatives	—	1,064	(1,064)	3d	—
Interest earned (expense) on marketable securities held in trust account	2,156	—	(2,156)	3f	—
Change in fair value of warrant liabilities	(8)	—	(18)	3g	(26)
Gain on deferred underwriting fee	—	—	—		—
Gain on extinguishment of debt	560	—	—		560
Total Interest and Other Expense, net	2,708	(758)	(1,461)		489

Income (loss) before income tax expenses	(960)	(133,528)	(11,331)		(145,819)
Income tax expense	—	1,880		3h	1,880
Net income (loss)	$(960)	$(135,408)	$(11,331)		$(147,699)
Net earnings (loss) per share
Net income per share, Class A common stock subject to possible redemption – basic and diluted	$(0.06)	—
Weighted-average shares outstanding, Class A common stock subject to possible redemption – basic and diluted	7,541,254	—
Net income per share, Non-Redeemable Class A and Class B Common Stock – basic and diluted	$(0.06)	—
Weighted-average shares outstanding, Non-Redeemable Class A and Class B Common Stock – basic and diluted	9,282,724	—
Net loss per share attributable to Better Holdco, Inc. and Subsidiaries stockholders – basic	—	(1.39)
Net loss per share attributable to Better Holdco, Inc. and Subsidiaries stockholders – diluted	—	$(1.39)
Weighted-average shares outstanding – basic	—	97,444,291			759,028,000
Weighted-average shares outstanding – diluted	—	97,444,291			759,028,000
Net loss per share – Class A, B and C Common Stock, basic(3)	—	$—			$(0.19)
Net loss per share – Class A, B and C Common Stock, diluted(3)	—	$—			$(0.19)
_______________

(1)Class A, B and C Common Stock all have the same rights to share in Better Home & Finance Holding Company’s earnings and dividends.

UNAUDITED PRO FORMA CONDENSED
COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2022
($ in thousands, except share and per share amounts)

	Aurora Historical	Better Historical	Transaction Accounting Adjustments	Note	Pro Forma
Revenues:
Mortgage platform revenue, net	$—	$105,658	$28,737	3k	$134,395
Cash offer program revenue	—	228,721	—		228,721
Other platform revenue	—	38,942	—		38,942
Net interest income (expense)					—
Interest income	—	26,714	—		26,714
Warehouse interest expense	—	(17,059)	—		(17,059)
Net interest income	—	9,655	—		9,655
Total net revenues	—	382,976	28,737		411,713
Expenses:
Mortgage platform expenses	—	327,815	995	3k	328,810
Cash offer program expenses	—	230,144	—		230,144
Other platform expenses	—	59,656	—		59,656
General and administrative expenses	—	194,565	29,334	3i	226,871
			2,972	3j
Marketing and advertising expenses	—	69,021	—		69,021
Technology and product development expenses	—	124,912	—		124,912
Restructuring and impairment expenses	—	247,693	—		247,693
Formation and operating costs	8,578	—	—		8,578
Total expenses	8,578	1,253,806	33,301		1,295,685
Loss from operations	(8,578)	(870,830)	(4,564)		(883,972)
Interest and other expenses, net
Other income/expense	—	3,741	—		3,741
Interest and amortization on non-funding debt(1)	—	(13,450)	(10,605)	3k	(19,387)
			13,178	3l
			(8,510)	3m
Interest on Pre-Closing Bridge Notes	—	(272,667)	272,667	3n	—
Change in fair value of convertible preferred stock warrants	—	28,901	(28,901)	3o	—
Change in fair value of bifurcated derivatives	—	236,603	(236,603)	3n	—
Interest earned (expense) on marketable securities held in trust account	4,262	—	(4,262)	3p	—
Change in fair value of warrant liabilities	12,868	—	(2,716)	3q	10,152
Gain on deferred underwriting fee	183	—	(183)	3r	—

	Aurora Historical	Better Historical	Transaction Accounting Adjustments	Note	Pro Forma
Total Interest and Other Expense, net	17,313	(16,872)	(5,935)		(5,494)
Income (loss) before income tax expenses	8,735	(887,702)	(10,499)		(889,466)
Income tax expense	—	1,100	—	3s	1,100
Net income (loss)	8,735	(888,802)	(10,499)		(890,566)
Net earnings (loss) per share
Net income per share, Class A common stock subject to possible redemption – basic and diluted	$0.25	—	—		—
Weighted-average shares outstanding, Class A common stock subject to possible redemption – basic and diluted	24,300,287	—	—		—
Net income per share, Non-Redeemable Class A and Class B Common Stock – basic and diluted	$0.25	—	—		—
Weighted-average shares outstanding, Non-Redeemable Class A and Class B Common Stock – basic and diluted	10,450,072	—	—		—
Net loss per share attributable to Better Holdco, Inc. and Subsidiaries stockholders – basic	—	$(9.33)	—		—
Net loss per share attributable to Better Holdco, Inc. and Subsidiaries stockholders – diluted	—	$(9.33)	—		—
Weighted-average shares outstanding – basic	—	95,303,684	—		752,484,000
Weighted-average shares outstanding – diluted	—	95,303,684	—		752,484,000
Net loss per share – Class A, B and C Common Stock, basic(3)	—	—	—		$(1.18)
Net loss per share – Class A, B and C Common Stock, diluted(3)	—	—	—		$(1.18)
__________________
(1)Class A, B and C Common stock all have the same rights to share in Better Home & Finance Holding Company’s earnings and dividends.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Note 1 — Basis of Pro Forma Presentation
The accompanying unaudited pro forma condensed combined financial information depicts the accounting of the Business Combination under U.S. Generally Accepted Accounting Principles (“U.S. GAAP”) as a reverse recapitalization, with no goodwill or other intangible assets recorded.
The historical financial statements have been adjusted in the unaudited pro forma condensed combined financial information to reflect transaction accounting adjustments in connection with the Business Combination, among other transactions, including the Bridge Note Financing, the Convertible Note Financing, the Sponsor Purchase and the repayment of Better’s corporate line of credit. Given that the Business Combination is accounted for as a reverse recapitalization, Better’s and Aurora’s direct and incremental transaction costs related to the Business Combination, among other transactions, the Bridge Note Financing and Convertible Note Financing are offset against additional paid-in-capital.
The pro forma basic earnings per share amounts presented in the unaudited pro forma condensed combined statement of operations are based upon the number of shares of Better Home & Finance common stock outstanding after the Business Combination, among other transactions, the Bridge Note Financing, the Convertible Note Financing, the Sponsor Purchase, and the repayment of Better’s corporate line of credit. The pro forma diluted earnings per share amounts are based upon the number of shares of Better Home & Finance common stock outstanding after the Business Combination, among other transactions, the Bridge Note Financing, the Convertible Note Financing, the Sponsor Purchase, and the repayment of Better’s corporate line adjusted for the effects of potentially issuable shares, such as those that result from the conversion of options and warrants. The pro forma basic and diluted earnings per share calculations assume the Business Combination, among other transactions, the Bridge Note Financing, the Convertible Note Financing, the Sponsor Purchase and the repayment of Better’s corporate line of credit occurred on January 1, 2022.
Note 2 — Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet
The pro forma balance sheet transaction accounting adjustments are as follows:
a.Reflects the reclassification of $21.3 million of cash held in the trust account that becomes available to fund expenses and operating activities in connection with the Business Combination or future cash needs of Better Home & Finance.
b.Reflects cash proceeds of $17.0 million from the Sponsor for the subscription and purchase of Better Home & Finance Class A common stock at a purchase price of $10.00 per share and the issuance of 1.7 million shares of Better Home & Finance Class A common stock, at $0.0001 par value, as consideration for the Limited Waiver.
c.Reflects the conversion of the $650.0 million of Pre-Closing Bridge Notes from SoftBank and the exchange of $100.0 million of Pre-Closing Bridge Notes from the Sponsor upon the Closing and elimination of the $237.7 million bifurcated derivatives for the conversion feature included in the Pre-Closing Bridge Notes to accumulated deficit to reverse the corresponding gain associated with the fair value change of the bifurcated derivatives asset. The Sponsor’s $100.0 million Pre-Closing Bridge Notes principal was exchanged for Better Home & Finance Class A common stock at a price of $2.50 per share. Softbank’s $650.0 million Pre-Closing Bridge Notes principal was converted into Better Home & Finance Class C common stock as SoftBank and its affiliates would have exceeded their maximum voting power in accordance with the SoftBank Subscription Agreement and Bridge Note Purchase Agreement at a price of $10.00 per share. The conversion of the Pre-Closing Bridge Notes held by SoftBank and the exchange of the Pre-Closing Bridge Notes held by the Sponsor resulted in the issuance of 40.0 million shares of Better Home & Finance Class A common stock to the Sponsor and 65.0 million shares of Better Home & Finance Class C common stock. Upon conversion or exchange, as applicable, of the $750.0 million Pre-Closing Bridge Notes, $4 thousand is recorded under Better Home & Finance Class A common stock at par, $7 thousand is recorded under Better Home & Finance Class C common stock at par and the remaining is recorded under additional paid-in-capital.
d.Reflects the proceeds from the issuance of the Convertible Notes in the amount of $550.0 million pursuant to the SoftBank Subscription Agreement and Sponsor Subscription Agreement, each as amended, and the elimination of the loan commitment asset associated with the right to draw this additional funding on Better’s historical balance sheet as a debt discount to the value of the Convertible Notes. As of the Closing, the Sponsor has elected not to fund any of the Total Sponsor Note Commitment in respect of the Convertible Notes, and as a result SoftBank’s funding commitment was reduced to $550.0 million ($650.0 million commitment less $100.0 million not funded by the Sponsor). The $550.0 million is reduced dollar for dollar by the cash in Aurora’s trust account released to Better Home & Finance at the Closing, and as a result the amount of Convertible Notes funded by SoftBank was $528.6 million.

(in thousands)	Pro Forma Combined
Convertible Notes Commitment (SoftBank)	$550,000
Convertible Notes Commitment (Sponsor)	—
Total Convertible Notes Commitment	550,000
Less: Cash released to Better from Aurora’s trust account at the Closing(1)	(21,415)
Total Convertible Notes to be issued	528,585
Less: Loan commitment asset associated with the right to draw this additional funding on Better’s historical balance sheet, which is reflected as a debt discount	(16,119)
Convertible Notes	$512,466
__________________
(1)There is an immaterial difference between the actual cash in Aurora’s trust account released to Better Home & Finance at the Closing and the cash held in the trust account as of June 30, 2023. This difference is due to incremental interest earned on the Trust Account subsequent to the balance sheet date but prior to the Closing.
e.Reflects the payment of $4.9 million of transaction costs incurred and accrued by Aurora and Better. Of that amount, $3.6 million and $1.3 million relates to the payment of direct and incremental transaction costs accrued on the historical balance sheet of Aurora and Better, respectively, as of June 30, 2023. Better capitalized these $1.3 million of transaction costs which were accrued and recorded in prepaid expenses and other assets. The balance associated with these transaction costs in prepaid expenses and other assets was reclassified into additional paid-in-capital. In addition, Better capitalized $8.1 million of transaction costs which were recorded as prepaid expenses and other assets; as these transaction costs have already been paid, the related prepaid expenses and other assets were reclassified to additional paid-in-capital upon the consummation of the equity offering in accordance with Staff Account Bulletin (“SAB”) Topic 5.A. Additionally, the adjustment reflects the derecognition of the deferred credit liability on the historical balance sheet of Aurora as of June 30, 2023. Aurora recognized a deferred credit liability related to the reimbursement of documented expenses from Better in connection with the fourth amendment to the Merger Agreement. The deferred credit liability will be removed from Aurora’s historical balance sheet and reclassified to additional paid-in-capital. For more information, see “BCA Proposal – Amendment No. 4”.
f.Reflects the transaction costs of $8.1 million incurred by Better concurrently with the Closing which relate to legal, third-party advisory, and other miscellaneous fees. The costs are direct and incremental to the equity offering, accounted for as a reverse recapitalization and in accordance with SAB Topic 5.A will be reflected as a reduction to additional paid-in-capital and paid with cash and cash equivalents from the proceeds.
g.Reflects the payment of $0.4 million for Aurora’s Promissory Note due to the Sponsor and $1.3 million for the settlement of Aurora’s accounts receivable due from Better as a reduction of the accounts receivable on Aurora’s historical balance sheet with an offset to additional paid-in-capital upon the Closing.
h.Reflects the payment of $20.0 million in transaction-related bonuses to Better employees upon the Closing pursuant to the Merger Agreement and payment of $4.3 million of additional compensation expense related to a one-time retention bonus to an executive of Better. Additionally, the adjustment reflects the elimination of the one-time retention bonus of $5.0 million recorded in prepaid expenses and other assets as a prepaid compensation asset on Better’s historical balance sheet as of June 30, 2023 which was given to an executive of Better in the form of a forgivable loan and was forgiven upon the Closing.
i.Reflects the settlement of $118.6 million for Better’s corporate line of credit on Better’s historical balance sheet as of June 30, 2023, which became due prior to the Closing as a result of the sale of certain loans collateralizing the debt. The repayment of Better’s corporate line of credit was settled with proceeds from the sale of these loans and an additional cash payment of $9.0 million to satisfy the remaining principal and make-whole interest expense incurred on the early payoff of the debt. In connection with the sale, Better also paid $0.5 million of restricted cash to satisfy an escrow payable balance. Additionally, $0.4 million of accrued payables and expenses were settled in connection with the sale and $21.3 million was recorded in accumulated deficit to reflect the loss incurred on the sale and expenses associated with the repayment of the debt. The adjustment also reflects a $124.2 million reduction of mortgage loans held for sale to eliminate the fair value of the loans sold on Better’s historical balance sheet and the elimination of $7.0 million prepaid security deposit on the debt which was retained by the lender to satisfy a portion of the principal balance.
j.Prior to the Closing, certain Better Warrant holders exercised their warrants on a cash basis. Additionally, the remaining Better Warrant holders exercised their warrants on a net basis at the Closing. This unaudited pro forma condensed combined balance sheet reflects: (i) the cash exercise of 806,730 warrants at an exercise price of $1.81 for cash proceeds of $1.5 million with an offset to additional paid-in-capital, (ii) net share settlement, and (iii) reclassification of $2.8 million convertible preferred stock warrant liability to additional paid-in-capital.
k.Reflects the derecognition of $0.1 million warrant liabilities to account for the forfeiture of 50% of Aurora private warrants held by the Sponsor upon Closing pursuant to the Merger Agreement.
l.Reflects the recognition of the preliminary estimated fair value of $1.1 million of the Sponsor Locked-up Shares subject to vesting, contingent upon the price of Better Home & Finance Class A common stock exceeding certain thresholds. The fair value was determined using information available at the Closing. Refer to Note 5 for more information.
m.Represents the reclassification of $2.2 million of 0.2 million Aurora Class A ordinary shares that were subject to possible redemption, which were not redeemed, to permanent equity.
n.Reflects the conversion of Better’s convertible preferred and common stock triggered by the Business Combination and the reclassification of $436.3 million to additional paid-in-capital, in connection with Better Home & Finance’s recapitalization.
o.Reflects the reclassification of $1 thousand par value of Aurora Class B ordinary shares to Better Home & Finance Class A common stock at par value, to account for the conversion of 5.6 million Aurora Class B ordinary shares to Better Home & Finance Class A common stock on a one-for-one basis (refer to Note 4 herein), and excludes the Sponsor Locked-Up Shares of 1.4 million.
p.Reflects the issuance of 40.6 million shares of Better Home & Finance Class A common stock to Better Stockholders, including preferred stockholders and shares issued in connection with the exercise of Better Warrants, at $0.0001 par value, totaling $4 thousand, as consideration for the Business Combination.
q.Reflects the issuance of 574.4 million shares of Better Home & Finance Class B common stock to Better Stockholders, including preferred stockholders and shares issued in connection with the exercise of Better Warrants, at $0.0001 par value, totaling $57 thousand as consideration for the Business Combination.
r.Reflects the issuance of 6.9 million shares of Better Home & Finance Class C common stock to Better Stockholders, at $0.0001 par value, totaling $1 thousand as consideration for the Business Combination. Pursuant to the SoftBank Subscription Agreement and Bridge Note Purchase Agreement, the maximum voting power of Better Home & Finance common stock owned by SoftBank and its affiliates cannot exceed 9.4% of the outstanding voting power of Better Home & Finance as of the Closing. Therefore, SoftBank received Better Home & Finance Class C common stock as consideration for a portion of their existing shares of Better.
s.Reflects the derecognition of $47.9 million related to the settlement of outstanding notes payable to Better from certain executive officers, as a result of the repurchase of the shares collateralizing the notes payable to satisfy the principal prior to the Closing. Additionally, the adjustment reflects compensation expense of $3.0 million as an adjustment to Better’s accumulated deficit related to the payment of taxes associated with the capital gains incurred by certain executive officers and the cancellation of the early exercised options not yet vested. Of the $3.0 million, $0.3 million is related to the payment of additional compensation expense paid to certain Better executives in connection with taxes due for capital gains on the sale of the shares. The remaining $2.7 million of compensation expense is related to early exercised options not yet vested, which were cancelled prior to the Closing and is reflected within additional paid-in-capital.
t.Reflects the elimination of Aurora’s historical retained earnings of $0.9 million.
Note 3 — Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations
The pro forma adjustments included in the unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2023 are as follows:
a.Reflects the reversal of $9.9 million of unrealized gains related to loans that were sold, as it is assumed that the sale of these loans has occurred on January 1, 2022. Refer to Note 2(i) - Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet.
b. Reflects the elimination of interest expense and amortization of the debt issuance costs of $6.3 million on the corporate line of credit as a result of the repayment of Better’s corporate line of credit. Refer to Note 2(i) — Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet.
c. Reflects the interest expense of $2.7 million and amortization of the loan commitment asset associated with the right to draw this additional funding, which is reflected as a debt discount of $1.6 million, on the Convertible Notes. The amortization is calculated using the straight-line method over the 5-year term of the Convertible Notes. Refer to Note 2(d) — Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet for further details.
d. Reflects the elimination of $1.1 million change in fair value of bifurcated derivatives on the Pre-Closing Bridge Notes as a result of the conversion at the Closing. There was no interest expense related to the Pre-Closing Bridge Notes for the six months ended June 30, 2023. Refer to Note 2(c) — Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet for further details.
e. Reflects the elimination of $0.3 million realized and unrealized change in fair value of convertible preferred stock warrants, because all Better Warrant holders have exercised their preferred stock warrants at the Closing. Refer to Note 2(j) — Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet for further details.
f. Represents the elimination of $2.2 million of interest earned on marketable securities held in Aurora’s trust account.
g. Reflects the elimination of $18 thousand change in fair value of warrant liabilities given that the Sponsor forfeited 50% of its Aurora Private Placement Warrants at the Closing. Refer to Note 2(k) — Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet.
h. The pro forma income statement adjustments do not reflect any income tax effect because Better has a full valuation allowance offsetting any potential tax impact.

The pro forma adjustments included in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2022 are as follows:
i.Reflects the payment of transaction-related bonuses of $20.0 million to Better employees upon the Closing and the recognition of compensation expense related to the one-time retention bonus of $9.3 million given to an executive of Better in the form of a forgivable loan that will be forgiven upon the Closing. Refer to Note 2(h) — Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet.
j. Reflects the compensation expense of $3.0 million related to the settlement of outstanding notes payable to Better from certain executive officers and cancellation of the early exercised options not yet vested which were cancelled prior to the Closing. Refer to Note 2(r) — Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet.
k. Reflects the reversal of $38.4 million of unrealized losses related to loans that were sold and recognition of a $9.7 million realized loss on the sale of these loans, which were collateralizing Better’s corporate line of credit, assuming the sale of these loans has occurred on January 1, 2022. Additionally, the adjustment reflects expenses of $11.6 million incurred in connection with the sale of loans collateralizing Better’s corporate line of credit and subsequent payoff of the debt prior to the Closing. Of the $11.6 million, $1.0 million is related to investor fees associated with the sale of these loans. The remaining $10.6 million is comprised of $5.6 million for a make-whole interest expense payment and the write-off of $5.0 million of debt issuance costs related to the early payoff of the debt. Refer to Note 2(i) — Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet.

l. Reflects the elimination of interest expense and amortization of the debt issuance costs of $13.2 million on the corporate line of credit as a result of the repayment of debt. Refer to Note 2(i) — Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet.
m. Reflects the interest expense of $5.3 million and amortization of the loan commitment asset associated with the right to draw this additional funding, which is reflected as a debt discount of $3.2 million, on the Convertible Notes. The amortization is calculated using the straight-line method over the 5-year term of the Convertible Notes. Refer to Note 2(d) — Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet for further details.
n. Reflects the elimination of $272.7 million of interest expense and $236.6 million change in fair value of bifurcated derivatives on the Pre-Closing Bridge Notes as a result of the conversion at the Closing. Refer to Note 2(c) — Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet for further details.
o. Reflects the elimination of $28.9 million realized and unrealized change in fair value of convertible preferred stock warrants, because all Better Warrant holders have exercised their preferred stock warrants at the Closing. Refer to Note 2(j) — Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet for further details.
p. Represents the elimination of $4.3 million of interest earned on marketable securities held in Aurora’s trust account.
q. Reflects the elimination of $2.7 million change in fair value of warrant liabilities, given that the Sponsor forfeited 50% of its Aurora Private Placement Warrants at the Closing. Refer to Note 2(k) — Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet.
r. Reflects the elimination of the $0.2 million gain on deferred underwriting fee in connection with the waiver and derecognition of the deferred underwriting commissions, as the financial advisors resigned and waived their entitlement to certain fees which were previously due upon the Closing.
s. The pro forma income statement adjustments do not reflect any income tax effect because Better has a full valuation allowance offsetting any potential tax impact.

Note 4 — Earnings (Loss) per Share Information
The pro forma weighted-average shares calculations have been performed for the six months ended June 30, 2023 and for the year ended December 31, 2022, using the historical weighted-average common stock outstanding, and the issuance of additional common stock in connection with the Business Combination, assuming the pro forma balance sheet transaction accounting adjustments were made on January 1, 2022. As the pro forma balance sheet transaction accounting adjustment for the Business Combination is being reflected assuming they were made at the beginning of the periods presented, the calculation of weighted-average common stock outstanding for both basic and diluted earnings (loss) per share assumes that the common stock issuable relating to the Business Combination have been outstanding for the entire period presented. The Sponsor Locked-Up Shares are considered to be contingently issuable for earnings per share purposes. As a result, these shares are not included in the weighted-average shares of common stock outstanding for both basic and diluted earnings (loss) per share as they have not met the required price thresholds under the arrangement nor has there been a change in control event. The Sponsor Locked-Up Shares will not be included in basic or diluted earnings (loss) per share until the point in which the stock price of those shares reaches an amount which exceeds the applicable thresholds, or a change in control event occurs that would trigger the shares to be released from the lock-up. The effect of the release of these 1,407,813 shares is potentially dilutive.
Pro forma diluted earnings (loss) per share is computed by adjusting the pro forma net income (loss) and the weighted-average shares of common stock outstanding to give effect to potentially dilutive securities. The only difference between the classes is the voting rights for each class.
The following represents the unaudited pro forma basic and diluted earnings (loss) per share:

	For the six months ended June 30, 2023	For the year ended December 31, 2022
(in thousands, except per share data)	Pro Forma Combined	Pro Forma Combined
Pro forma net loss – basic	$(147,699)	$(890,566)
Pro forma weighted-average common stock – basic	759,028	752,484
Pro forma Basic loss per share – Class A, B and C Common Stock(1)	$(0.19)	$(1.18)
Pro forma net loss attributable to shareholders	(147,699)	(890,566)
Pro forma weighted-average common stock – diluted	759,028	752,484
Pro forma Diluted loss per share – Class A, B and C Common Stock(1)	$(0.19)	$(1.18)
Pro forma weighted-average shares – Basic
Aurora public shareholders – Class A common stock	210	210
Sponsor (including Major Aurora Shareholders) – Class A common stock	9,081	9,081
Pre-Closing Bridge Investors – Pre-Closing Bridge Financing – As-Converted - Class A common stock	40,000	40,000
Better Stockholders – Class A common stock(2)	37,204	36,826
Better Stockholders – Class B common stock(2)	600,232	594,140
Better Stockholders – Class C common stock	7,301	7,227
Pre-Closing Bridge Investors – Pre-Closing Bridge Financing – As-Converted or As-Exchanged – Class C common stock	65,000	65,000
Total pro forma weighted-average shares – Basic	759,028	752,484
Incremental –Options(3)
Better Options and Better RSUs	—	—
Convertible Notes	—	—
Total pro forma weighted-average shares – Diluted	759,028	752,484
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(1)Class A, B and C Common Stock all have the same rights to share in Better Home & Finance’s earnings and dividends.

(2)The pro forma Class A and Class B common stock has been reduced to reflect the repurchase of 937,500 historical shares of Better Capital Stock owned by Pine Brook prior to the Closing.
(3)For the six months ended June 30, 2023 and for the year ended December 31, 2022, Better Home & Finance is in a pro forma net loss position and as such all potentially dilutive securities are anti-dilutive.

The following potential outstanding securities were excluded from the computation of pro forma earnings (loss) per share, basic and diluted, because their effect would have been anti-dilutive:

	For the six months ended June 30, 2023	For the year ended December 31, 2022
	Pro Forma Combined	Pro Forma Combined
Aurora Warrants(1)	9,737	9,737
Better Options and Better RSUs(2)	78,265	63,107
Convertible Notes(3)	46,653	46,424
	134,655	119,268
__________________
(1)Includes 6,075,072 Public Warrants, 1,786,686 Aurora private warrants held by the Sponsor after giving effect to the 50% forfeiture pursuant to the Sponsor Agreement, and 1,000,000 and 875,000 Aurora private warrants held by Unbound Holdco Ltd. and Novator Capital Sponsor Ltd., respectively, both affiliates of the Sponsor, which are all anti-dilutive, as their exercise price is $11.50.
(2)The anti-dilutive impact of the Better Options and Better RSUs was calculated using the historical treasury stock method adjusted for the market price and then giving effect to the Share Conversion Ratio.
(3)The anti-dilutive impact of the Convertible Notes was calculated using the if-converted method under the assumption of a $10 VWAP.
Note 5 — Sponsor Locked-up Shares
The Sponsor Locked-up Shares are expected to be accounted for as a derivative. These shares are subject to transfer restrictions, which will be released contingent upon the price of Better Home & Finance Class A common stock exceeding certain thresholds or upon some strategic events, which include events that are not indexed to Better Home & Finance Class A common stock. The fair value of the Sponsor Locked-up Shares is $1.1 million. The fair value of the Sponsor Locked-up Shares was determined using a Monte Carlo simulation in a risk-adjusted framework. The Company estimated the time to achieve the performance condition and then applied a Finnerty method option pricing formula, which quantifies the value of the restriction as an average strike put option. Assumptions used in the valuation, were as follows:
Current stock price: the current stock price was set at $1.15 per share based on the closing stock price for Better Home & Finance Class A common stock as of August 24, 2023. Prior pro forma financial information throughout the Registration Statement process assumed a current stock price of $10 per share for purposes of valuing the Sponsor Locked-Up Shares, which was based upon the Stock Consideration as defined above. However, the current pro forma financial information presented reflects the closing stock price as of August 24, 2023.
Expected volatility: The expected volatility of 65% was selected considering the median 46.7%, third-quartile 48.3%, and maximum of 68.0% equity volatility calculated using a set of 8 Guideline Public Companies (“GPCs”). Volatility for the GPCs was calculated over a lookback period of 2.0 years (or longest available data for GPCs whose trading history was shorter than 2.0 years), commensurate with the longest expected restriction duration of the earnout shares.
Cost of equity: 25%, per the Company’s most recent 409A analysis as of June 30, 2023.
Expected duration of the trading restriction: 22.15-years, 24.75-years and 27.12-years for tranche 1, tranche 2, and tranche 3, respectively.
Expected dividend yield: The expected dividend yield is zero, as we have never declared or paid cash dividends and have no current plans to do so during the expected term.